CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 21, 2007, relating to the financial statements and financial highlights which appear in the July 31, 2007 Annual Report to Shareholders of Municipal Total Return Managed Accounts Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

November 27, 2007